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                                                                    EXHIBIT 99.3


                        PACIFICARE HEALTH SYSTEMS, INC.
                             3120 Lake Center Drive
                            Santa Ana, CA 92704-6917

March 7, 2001

UniHealth Foundation
3400 Riverside Drive
Burbank, California 91505
Attention: David R. Carpenter

     Re: Modification of Stock Purchase Agreement

Ladies and Gentlemen:

This letter (the "Lease Agreement") is written to confirm our agreement regarding the modification of the Stock Purchase Agreement, dated May 4, 1999, by and between PacifiCare Health Systems, Inc. ("PacifiCare") and UniHealth Foundation ("UniHealth"), as modified by that certain letter agreement, dated February 8, 2001 (the "Stock Purchase Agreement"). Capitalized terms used but not defined herein shall have the meanings given to them in the Stock Purchase Agreement.

Under the Stock Purchase Agreement, PacifiCare agreed to purchase, and UniHealth agreed to sell the shares of PacifiCare Common Stock held by UniHealth, subject to and in accordance with the terms of the Stock Purchase Agreement. The parties disagree as to whether the Stock Purchase Agreement including the right of first refusal contained therein, continues in effect. If the Stock Purchase Agreement and the right of first refusal are in effect, the right of first refusal is waived as to those Remaining Shares (as defined below) that UniHealth sells in accordance with this Letter Agreement.

1. PacifiCare agrees that, notwithstanding subsections 7.1(d), 7.1(k) and 9.2 of the Stock Purchase Agreement, UniHealth may sell its remaining shares of PacifiCare stock of approximately three million six hundred ninety-four thousand five hundred (3,694,500) shares (the "Remaining Shares"). In one or more open market sales in accordance with the shelf registration statement on file with the Securities and Exchange Commission in accordance with the Registration Rights Agreement, dated May 4, 1999, between PacifiCare and UniHealth or sales made pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended and only on days that the trading window is open under the PacifiCare Insider Trading Policy; provided, however, that:

    (i) the number of Remaining Shares sold during the term of this Letter Agreement does not exceed the volume limitations contained in Rule 144 promulgated under the Securities Act of 1933, as amended, for affiliates; and

    (ii) on any given day UniHealth does not sell more than the greater of:
         (a) two hundred fifty thousand (250,000) of the Remaining Shares or
         (b) twenty-five percent (25%) of the trading volume of PacifiCare's common stock for the immediately preceding trading day.


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UniHealth Foundation
March 7, 2001
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2.  This Letter Agreement shall terminate on June 15, 2001. It is PacifiCare's position that any sale of the Remaining Shares after June 15, 2001 shall be conducted as contemplated by the Stock Purchase Agreement prior to this modification. It is UniHealth's position that any sales of the Remaining Shares after June 15, 2001 will not be subject to the restrictions of subsections 7.1 and 9.2 of the Stock Purchase Agreement.

3. Except as expressly stated herein, the parties do not intend to modify the Stock Purchase Agreement.

4. The Stock Purchase Agreement and any other agreement entered into contemporaneously therewith, together with this Letter Agreement, set forth the entire agreement of the parties and are intended to supersede all prior negotiations, understandings, and agreements and cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by PacifiCare and UniHealth and reduced to writing in its entirety and signed and delivered by each party.

5. This Letter Agreement may be executed in counterparts, each of which together shall comprise one and the same instrument.

Please confirm your acceptance to the terms and provisions of this agreement by signing below.

Very truly yours,

PACIFICARE HEALTH SYSTEMS, INC.

By: Joseph S. Konowiebcki
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Its: Secretary General Counsel
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AGREED AND ACCEPTED:

UNIHEALTH FOUNDATION

By:  /s/ DAVID R. Carpenter
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Its: Chairman & CEO
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